Exhibit 17.1

RESIGNATION

To the Board of Directors
Green Mountain Capital, Inc.
Buffalo, New York

I hereby resign as the Corporate Secretary, Controller and Director of the Company, effective immediately.

Date: July 6, 2005.

/s/ Ronald A. Moodie
Ronald A. Moodie